Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to Registration Statement No. 333-164313 on Form S-11 of our report dated March 23, 2012, relating to the consolidated financial statements and financial statement schedule of Phillips Edison – ARC Shopping Center REIT Inc. appearing in the Annual Report on Form 10-K of Phillips Edison – ARC Shopping Center REIT Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 26, 2012